UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2004

Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 535-4500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Signatures
EXHIBIT 99.1 AMENDMENT NO. 2 TO THE STOCK AND ASSET PURCHASE AGREEMENT
EXHIBIT 99.2 PRESS RELEASE OF DANA CORPORATION DATED 11/30/2004

Item 1.01. Entry into a Material Definitive Agreement.

     On November 30, 2004, Dana Corporation (“Dana”) and Affinia Group Inc. (“Affinia”), an affiliate of The Cypress Group, amended the agreement to sell Dana’s automotive aftermarket businesses to Affinia. The amendment provides for certain revisions to the schedules to the agreement and that the parties will finalize certain transition and ancillary arrangements during the ten days following the closing of the sale. The text of the amendment is attached to this Form 8-K as Exhibit 99.1.

Item 2.01. Completion of Acquisition or Disposition of Assets.

     On November 30, 2004, Dana completed the sale of its automotive aftermarket businesses to Affinia for approximately $1 billion, comprised of $950 million in cash and a note issued to Dana by an Affinia affiliate with a face value of $74.5 million.

     The assets sold included 52 facilities and associated machinery, equipment, inventories, materials and other tangible property, as well as certain intangibles related to the businesses, such as trade accounts and receivables, equity interests in joint ventures and intellectual property.

     Dana issued a news release regarding the completion of this sale on November 30, 2004. A copy of that release is attached to this Form 8-K as Exhibit 99.2.

     No pro forma financial information is furnished with this Form 8-K because the divested businesses have been reflected as discontinued operations in Dana's financial statements since the company announced its intention to divest them in December 2003.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1          Amendment No. 2 to the Stock and Asset Purchase Agreement, dated as of November 30, 2004

99.2          Press release of Dana Corporation dated November 30, 2004

2

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation
(Registrant)

Date: December 2, 2004	By:	/s/ Michael L. DeBacker
	Name:	Michael L. DeBacker
	Title:	Vice President, General Counsel and Secretary

3